Exhibit 99.1

Electromed, Inc. Announces Election of Andrew Summers as Additional Independent Director

Electromed Also Enters into New Cooperation Agreement with Summers Value Partners and Expands Board to Eight Members

Mr. Summers to serve as Vice Chair of the Finance and Strategy Committee

NEW PRAGUE, Minn., July 25, 2022 – Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced that it has elected a new independent director, Andrew Summers, to its Board of Directors, effective July 25, 2022. In connection with the election, Electromed has entered into a new cooperation agreement with Summers Value Partners LLC (“Summers Value Partners”), an investment firm that beneficially owns approximately 6.1% of Electromed’s outstanding common stock. Mr. Summers has also been appointed to serve as the Vice Chair of the Strategy and Finance Committee and a member of the Nominating and Governance Committee.

“We are pleased to welcome Andy Summers to Electromed’s Board of Directors. We are confident that his distinguished career in investing across the global healthcare sector will help guide Electromed’s corporate strategy,” said Lee Jones, Chair of the Board. “We look forward to his insights as we continue to execute our multiple growth strategies and gain market share as a leader in the airway clearance space.”

Mr. Summers said, “I appreciate the constructive dialogue that we have had through the years as an Electromed shareholder, and I am excited to join the Board. I believe that Electromed is well positioned for continued growth and value creation, and I am confident that the Board and management team will work to deliver strong operational execution and enhance shareholder value.”

About Andrew Summers

Andrew Summers founded Summers Value Partners LLC in 2018 and serves as General Partner for the Summers Value Fund LP.  He has 22 years of experience investing across the global healthcare sector including more than 17 years of long/short experience.  Mr. Summers started his investment career in 1998 at INVESCO Funds Group where he became co-portfolio manager of a multibillion dollar healthcare fund.  In 2004, he founded Silvergate Capital Management LLC, a long/short healthcare hedge fund.  He joined Janus Henderson Investors in 2008 and spent the following decade making investments across the global healthcare sector, including animal health and consumer health. Mr. Summers previously served on the board of directors of Scott’s Liquid Gold (OTC: SLGD).

Andrew earned a bachelor’s degree in business administration from the University of Wisconsin-Whitewater and a master’s degree in finance from the University of Wisconsin-Madison.  Andrew has held the Chartered Financial Analyst (CFA) designation since 2000.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Additional Information and Where to Find It

Electromed will file a proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Annual Meeting. The proxy statement, any other relevant documents, and other materials filed with the SEC concerning Electromed are (or will be, when filed) available free of charge at http://www.sec.gov and http://investors.smartvest.com. Shareholders should read carefully the proxy statement and any other relevant documents that Electromed files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Michelle Wirtz, Interim Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.